Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2008

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for the first fiscal quarter ended April 1, 2008.

Highlights for the first quarter, compared to the same quarter last year, were as follows:

  Revenues increased approximately 22% to $86.8 million
  Net income was $3.1 million and diluted net income per share was $0.12, compared to net income of $1.6 million and diluted net income per share of $0.06 for the same quarter last year (which included a non-cash charge of approximately $1.3 million, net of tax, or $0.05 per diluted share, related to fixed asset disposals)
  Comparable restaurant sales were approximately flat for the quarter
  Total restaurant operating weeks increased approximately 24%
  2008 restaurant expansion plan remains solidly on track

“In spite of the increasing difficulty of the overall operating environment for most casual dining restaurant companies in nearly every respect, our restaurant, brewery and infrastructure support teams did a very good job of driving BJ’s forward and managing the elements of our business that are within our control during the first quarter,” commented Jerry Deitchle, President and CEO. “As we initially noted in our February 2008 investor conference call, our first quarter results reflect softer levels of comparable sales, particularly in the Inland Empire and Sacramento areas of California and in the Phoenix area of Arizona, which together contain 13 of our 50 total comparable restaurants. These areas have been significantly impacted by the slowing national economy, the ‘credit crunch’ and the resulting pressures in general on consumer spending and confidence. Excluding these 13 restaurants from our comparable restaurant base for the first quarter, our comparable restaurant sales would have been up approximately 3.1%.”

“While no one can accurately predict how the consumer will continue to react in this volatile and slowing economy, we do not believe that the current difficult operating environment is likely to abate in the near future,” said Greg Levin, Executive Vice President and Chief Financial Officer. “Accordingly, we are accelerating our planned schedule of 2008 sales-building initiatives. These initiatives include on-line ordering and curbside cashiering services, call-ahead seating service, expanded delivery service, new lunch specials, and additional print media support for our new menu entrees and other services. We expect most of these initiatives to be in place by the end of the second quarter. On the operational execution front, our restaurant management team did a very good job of managing our controllable costs and expenses during the first quarter, and we expect them to continue to do so.”

The Company opened two new restaurants in the first quarter of 2008 in Cincinnati, Ohio and Louisville, Kentucky. The Cincinnati restaurant represents the Company’s second restaurant in Ohio, and the Louisville restaurant is the Company’s first restaurant in Kentucky. “We were very pleased with the initial sales volumes of our Cincinnati and Louisville restaurants, even though both were opened during periods of significant winter weather in both cities,” said Greg Lynds, Executive Vice President and Chief Development Officer. “With the planned May 2008 openings of our new restaurants in Indianapolis, Indiana and Kissimmee, Florida, BJ’s will have four restaurants in each of the Ohio Valley and Central Florida regions, and more openings are planned in these areas during upcoming years.”

“We remain very excited and confident in BJ’s long-term ability to gain additional market share in the estimated $90-plus billion casual dining segment of the restaurant industry,” said Deitchle. “Our development team has worked very hard to put us in an excellent position to successfully execute our previously stated restaurant expansion plan to open as many as 15 new restaurants during 2008 and thereby increase our total restaurant operating weeks another 20% to 25% during the year.” All prospective locations for potential 2008 openings have been secured and nine restaurants are currently under construction. As of this date, the Company currently expects to open approximately four, five and four new restaurants during each of the upcoming three fiscal quarters, respectively. The actual timing of restaurant openings is inherently difficult to precisely predict and is subject to weather conditions and other factors outside of the Company’s control, including factors that are under the control of the Company’s landlords, municipalities and contractors.

As previously disclosed, the Company’s investments consist of auction rate securities (“ARS”) with a par or face value of $37.1 million. These auction rate securities are AAA rated, long-term debt obligations secured by student loans, which loans are 97% guaranteed by the U.S. Government under the Federal Family Education Loan Program (“FFELP”). The recent uncertainties in the credit markets have affected the Company’s holding in these ARS investments, since auctions for the Company’s investments in these securities have failed to settle on their respective settlement dates. Historically, the fair value of the ARS investments approximated par value due to the frequent resets through the auction process. While the Company continues to earn interest on its ARS investments and there has been no change in the ratings of these securities to date, these investments are not currently trading and, therefore, do not currently have a readily determinable market value. In accordance with FASB Statement No. 157, Fair Value Measurements, (“FAS 157”), the Company estimated the fair value of its auction rate securities using valuation models and methodologies provided by third parties, including the Company’s investment manager for the ARS. Based on these valuation models and methodologies, the Company has recognized a temporary decline in the fair value of its ARS investments of approximately $1.5 million as of April 1, 2008. In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, (“FAS 115”), a temporary change in fair value results in an unrealized holding loss being recorded in the “other comprehensive income (loss)” component of shareholders’ equity. Such an unrealized holding loss does not affect net income for the applicable accounting period. Due to the current illiquidity of these investments and the uncertainty regarding the auction rate securities market, the Company has also reclassified these investments to non-current investments for the current reporting period at fair value. In addition, the Company has a $45 million line of credit, which has zero outstanding as of April 1, 2008, and currently anticipates holding these ARS investments until a recovery of the auction process or until maturity. The Company will continue to monitor the auction rate securities market and the liquidity and value of the securities it holds. Additional adjustments to the fair value may be required from quarter to quarter to reflect changes in market conditions.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 24, 2008, at 2:00 p.m. (Pacific Standard Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 69 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (39), Texas (11), Arizona (4), Colorado (3), Oregon (2), Nevada (2), Florida (3), Ohio (2), Oklahoma (2) and Kentucky (1). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in 2008, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in 2008 and the timing and location of such openings. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases, (v) food quality and health concerns, (vi) factors that impact California, where 39 of our current 69 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer spending trends in general for casual dining occasions, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs, the effect of any resulting menu price increases on our sales, the availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) the success of our key sales-building and related operational initiatives and (xxii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for first quarter 2008 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 12, 2008.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended
	April 1,		April 3,
Statement of Income Data:	2008		2007

Revenues	$86,822	100.0%	$71,203	100.0%

Costs and expenses:
Cost of sales	21,897	25.2	18,028	25.3
Labor and benefits	30,671	35.3	25,628	36.0
Operating and occupancy expenses	17,746	20.4	13,406	18.8
General and administrative expenses	7,396	8.5	6,238	8.8
Depreciation and amortization	4,268	4.9	3,052	4.3
Restaurant opening expense	1,127	1.3	1,420	2.0
Loss on disposal of assets	-	-	2,004	2.8
Total cost and expenses	83,105	95.6	69,776	98.0
Income from operations	3,717	4.4	1,427	2.0

Other income:
Interest income, net	651	0.7	976	1.4
Other income, net	88	0.1	34	0.0
Total other income	739	0.8	1,010	1.4
Income before income tax expense	4,456	5.2	2,437	3.4

Income tax expense	1,336	1.5	811	1.1

Net income	$3,120	3.7%	$1,626	2.3%

Net income per share:
Basic	$0.12		$0.06

Diluted	$0.12		$0.06

Weighted average number of shares outstanding:
Basic	26,359		26,072

Diluted	26,736		26,813

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	April 1, 2008 (unaudited)	January 1, 2008 (audited)

Cash and cash equivalents	$5,210	$11,617

Investments (1)	$35,627	$41,100

Total assets	$283,575	$285,299

Total long-term debt, including current portion	$-	$-

Shareholders’ equity	$223,086	$220,523

(1) Investments are comprised of auction rate securities classified as available for sale and recorded at their fair value as of April 1, 2008.
Supplemental (Unaudited) Information (2)	For the Thirteen Weeks Ended
	April 1, 2008	April 3, 2007

Comparable restaurant sales % change	0.0%	6.9%
Restaurants opened during period	2	2
Restaurants open at period-end	69	57
Restaurant operating weeks	894	721

(2) excludes the one licensed restaurant

Reconciliation of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company's financial results for the first quarter which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP net income, and (ii) non-GAAP basic and diluted net income per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations or the results of its competitors.

These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP net income and non-GAAP basic and diluted net income per share exclude the effects of (i) stock-based compensation expense, and (ii) a loss on the disposal of certain assets. In addition, non-GAAP net income and non-GAAP diluted net income per share reflect an adjustment of income tax expense associated with exclusion of the foregoing expense items. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period over period performance of the Company's ongoing core business operations because the expenses are non-cash in nature. Additionally, although the sizes of the Company’s grants of various equity awards are within the Company's control, the amount of stock compensation expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is recognized. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP financial measures is useful to investors to understand the impact of the expensing of stock-based compensation to the Company's net income and net income per share in comparison to prior periods as well as to its competitors. Furthermore, with the respect to the exclusion of charges relating to the disposal of certain assets, the Company believes that presentation of a measure of non-GAAP net income and net income per share that excludes such charges is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, the Company notes that the losses of this type are infrequent and variable in nature.

The Company believes disclosure of non-GAAP net income and non-GAAP basic and diluted net income per share has economic substance because the excluded expenses are infrequent in nature and do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measures of net income and diluted net income per share is that they may not be comparable with the calculation of net income and diluted net income per share for other companies in the Company's industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this release and in the Company’s financial statements and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis.

(Unaudited, dollars in thousands except per share data)

	Thirteen Weeks Ended
	April 1, 2008		April 3, 2007

Net income as reported	$3,120	3.7%	$1,626	2.3%
Stock-based compensation:
Labor and benefits	208	0.2	161	0.2
General and administrative expenses	608	0.7	539	0.8
Loss on disposal of fixed assets	-	-	2,004	2.8
Tax effect – stock-based compensation	(245)	(0.3)	(233)	(0.3)
Tax effect – loss on disposal of fixed assets	-	-	(667)	(1.0)
Non-GAAP net income	$3,691	4.3%	$3,430	4.8%

Basic net income per share	$0.12		$0.06
Stock-based compensation	0.03		0.03
Loss on disposal of fixed assets	-		0.08
Tax effect – stock-based compensation	(0.01)		0.00
Tax effect – loss on disposal of fixed assets	-		(0.03)
Non-GAAP basic net income per share	$0.14		$0.14

Diluted net income per share	$0.12		$0.06
Stock-based compensation	0.03		0.03
Loss on disposal of fixed assets	-		0.07
Tax effect – stock-based compensation	(0.01)		(0.01)
Tax effect – loss on disposal of fixed assets	-		(0.02)
Non-GAAP diluted net income per share	$0.14		$0.13

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, 714-500-2400